Exhibit 4.6

FIRST SUPPLEMENTAL INDENTURE
THIS FIRST SUPPLEMENTAL INDENTURE dated as of June 30, 2014 (this “First Supplemental Indenture”) is by and among NorthStar Realty Finance Corp., a Maryland Corporation (the “Intermediate Successor Company”), NRFC Sub-REIT Corp., also a Maryland corporation (the “Successor Company”) and Wilmington Trust, National Association, a national banking association, as Trustee under the Indenture referred to below.
PRELIMINARY STATEMENTS
WHEREAS, NorthStar Realty Finance Limited Partnership, a Delaware limited partnership (the “Predecessor”), the Intermediate Successor Company, the Successor Company and the Trustee are parties to that certain Indenture, dated as of June 12, 2012 (the “Original Indenture”, and together with this First Supplemental Indenture, as supplemented and amended, the “Indenture”), relating to the issuance of the Predecessor’s 8.875% Exchangeable Senior Notes due June 12, 2033 (the “Securities”);
WHEREAS, in connection with that certain Agreement of Merger (“First Merger Agreement”) and as permitted by the terms of the Original Indenture, simultaneously with the execution and delivery of this First Supplemental Indenture, Predecessor is merging with and into the Intermediate Successor Company (the “First Merger”), whereupon the separate corporate existence of the Predecessor will cease;
WHEREAS, in connection with that certain Articles of Merger (“Second Merger Agreement”) and as permitted by the terms of the Original Indenture, immediately following the First Merger, the Intermediate Successor Company will merge with and into the Successor Company (the “Second Merger”), whereupon the separate existence of the Intermediate Successor Company will cease;
WHEREAS, Sections 6.01, 6.02 and 10.01 of the Original Indenture authorize the Intermediate Successor Company and the Trustee, and the Successor Company and the Trustee, without the consent of any Holder, to enter into a supplemental indenture to evidence their succession to Predecessor as Issuer and the Intermediate Successor Company as Parent Guarantor, as applicable, and the assumption by any such successor of the covenants of the Predecessor as Issuer and the Intermediate Successor Company as Parent Guarantor, as applicable, contained in the Indenture;
WHEREAS, the Boards of Directors of the Intermediate Successor Company and the Successor Company have authorized the Intermediate Successor Company and the Successor Company, respectively, to enter into this First Supplemental Indenture with the Trustee, and the Trustee has received an Officer’s Certificate and an opinion of counsel, each containing the statements required by the Original Indenture to be set forth therein;
NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Intermediate Successor Company, the Successor Company and the Trustee hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    General. Except as provided herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Indenture.
ARTICLE II
AGREEMENT OF THE PARTIES
Section 2.01    Assumption of Obligations; Substitution: First Merger. (a) Pursuant to, and in compliance and accordance with, Section 6.01 of the Original Indenture and simultaneously with the effectiveness of the First Merger, the Intermediate Successor Company hereby expressly assumes the due and punctual payment of the principal of and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Predecessor as Issuer under the Indenture.
(b) Pursuant to Section 6.02 of the Original Indenture, the Intermediate Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Predecessor under the Indenture, with the same effect as if the Intermediate Successor Company had been named as the Issuer in the Indenture.
Section 2.02    Assumption of Obligations; Substitution: Second Merger. (a) Pursuant to, and in compliance and accordance with, Section 6.01 of the Original Indenture and simultaneously with the effectiveness of the Second Merger, the Successor Company hereby expressly assumes the due and punctual payment of the principal of and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Intermediate Successor Company as Issuer and as Parent Guarantor under the Indenture.
(b) Pursuant to Section 6.02 of the Original Indenture, simultaneously with the effectiveness of the Second Merger, the Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Intermediate Successor Company under the Indenture, with the same effect as if the Successor Company had been named as the Issuer and as Parent Guarantor in the Indenture.
ARTICLE III
AGREEMENT OF PARTIES
Section 3.01    Effectiveness of Construction. This First Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The Original Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

Section 3.02    Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Original Indenture shall remain in full force and effect.
Section 3.03    Effect of Headings. The Article and Section Headings herein are for convenience only and shall not affect the construction hereof.
Section 3.04    Benefits of the Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any person other than the parties hereto and their successors hereunder or the Holders of Securities any benefit or any legal or equitable right, remedy or claim under the Original Indenture, as supplemented hereby.
Section 3.05    Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
Section 3.06    Binding Effect. This First Supplemental Indenture shall be binding upon the parties hereto and their respective successors and assigns.
Section 3.07    The Trustee. The recitals in this Supplemental Indenture are made by the Successor only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Successor, or the validity or sufficiency of this Supplemental Indenture. The Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder.
Section 3.08    Supplemental Indenture May Be Executed in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.
NORTHSTAR REALTY FINANCE CORP.

By:    /s/ Ronald J. Lieberman
    Name: Ronald J. Lieberman
    Title: Executive Vice President,
General Counsel & Secretary

NRFC SUB-REIT CORP.

By:    /s/ Ronald J. Lieberman
    Name: Ronald J. Lieberman
    Title: Executive Vice President,
General Counsel & Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:    /s/ Jane Schweiger
    Name: Jane Schweiger
    Title:    Vice President